Exhibit 10.3

AMENDED POST - 2004

PEOPLES BANK, A STATE SAVINGS BANK

UNQUALIFIED DEFERRED COMPENSATION PLAN

(Approved May 28, 2010)

ARTICLE I

NATURE AND PURPOSE OF PLAN

Section 1.1. Type of Plan. The Peoples Bank, a State Savings Bank (the “Bank”), Unqualified Deferred Compensation Plan (“Plan”) is established by the Bank as an unfunded, non-qualified deferred-compensation plan for a select group of the Bank’s management and highly-compensated employees. It is the intent of all parties that the Plan meets the requirements of Section 409A of the Internal Revenue Code and the regulations thereunder.

Section 1.2. Purpose of Plan. The purpose of the Plan is to provide a means for the payment of deferred compensation to a select group of key senior management employees of the Bank, in recognition of their substantial contributions to the operation of the Bank, and to provide those individuals with additional financial security as an inducement to them to remain in employment with the Bank.

ARTICLE II

DEFINITIONS AND RULES OF CONSTRUCTION

Section 2.1. Definitions. As used in the Plan, the following words and phrases, when capitalized, have the following meanings except when used in a context that plainly requires a different meaning:

(a) “Account” means, with respect to a Participant, the bookkeeping account that serves as a record of the contributions and interest credited to the Participant under the terms of this Plan.

(b) “Bank” means Peoples Bank, A State Savings Bank.

(c) “Beneficiary” means, with respect to a Participant, the person or persons designated pursuant to the Section 6.2 to receive benefits under the Plan in the event of the Participant’s death.

(d) “Board of Directors” means the Board of Directors of the Bank.

(e) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and interpretive rules and regulations.

(f) “Committee” means the Committee appointed by the Bank to administer the Plan.

(g) “Effective Date” means the date the Plan is approved by the Board of Directors.

(h) “Eligible Employee” means a key management Employee who has the opportunity to impact significantly the annual operating success of the Bank.

(i) “Employee” means any person employed by the Bank on a full-time salaried basis, including officers of the Bank.

(j) “Participant” means an Eligible Employee who becomes a participant in the Plan pursuant to Section 3.1.

(k) “Plan” means the Peoples Bank, A State Savings Bank Unqualified Deferred Compensation Plan, as amended from time to time.

(l) “Plan Year” means a calendar year commencing on or after January 1, 1994.

(m) “Qualified Plan” means the Peoples Bank, A State Savings Bank Profit Sharing Plan and Trust and the Peoples Bank, A State Savings Bank Employee Stock Ownership Plan.

(n) “Termination of Employment” means a separation of services as defined under Section 409A of the Internal Revenue Code and the regulations thereunder.

Section 2.2. Rules of Construction. The following rules of construction shall govern in interpreting the Plan:

(a) The provisions of this Plan shall be construed and governed in all respects under and by the internal laws of the State of Indiana, to the extent not preempted by federal law.

(b) Words used in the masculine gender shall be construed to include the feminine gender, where appropriate, and vice versa.

(c) Words used in the singular shall be construed to include the plural, where appropriate, and vice versa.

(d) The headings and subheadings in the Plan are inserted for convenience of reference only and are not to be considered in the construction of any provision of the Plan.

(e) If any provision of the Plan shall be held to be illegal or invalid for any reason, that provision shall be deemed to be null and void, but the invalidation of that provision shall not otherwise impair or affect the Plan.

ARTICLE III

ELIGIBILITY AND PARTICIPATION

Section 3.1. Eligibility. Only Eligible Employees selected by the Committee to participate in the Plan shall become Participants.

Section 3.2. Date of Participation. An Eligible Employee shall become a Participant on the date specified by the Committee.

Section 3.3. Cessation of Participation. Any Participant who ceases to be an Eligible Employee, but continues to be an Employee, shall cease to be eligible to be credited with contributions determined under Article V but shall continue to have an Account and to be credited with interest on his Account as provided in Section 5.2 until that Account is fully distributed.

ARTICLE IV

PARTICIPANTS’ ACCOUNTS

Section 4.1. Establishment of Accounts. The Committee shall create and maintain adequate records to disclose the interest in the Plan of each Participant and Beneficiary. Records shall be in the form of individual bookkeeping accounts, which shall be credited with the contributions and interest determined pursuant to Article V. Each Participant shall have a separate Account. The Participant’s interest in his Account shall be fully vested at all times.

Section 4.2. Accounts Unfunded. Accounts shall be accounting accruals, in the names of Participants, on the Bank’s books. Accounts shall be unfunded, so that the Bank’s obligation to pay benefits under the Plan is merely a contractual duty to make payments when due under the Plan. The Bank’s promise to pay benefits under the Plan shall not be secured in any way, and the Bank shall not set aside or segregate assets for the purpose of paying contributions and interest credited to Participants’ Accounts.

Section 4.3. Valuation of Accounts. The value of a Participant’s Account as of any date shall equal the contributions credited to the Account pursuant to Section 5.1, increased by interest earnings deemed to be credited to the Account in accordance with Section 5.2.

Section 4.4. Annual Report. Within 120 days following the end of each Plan Year, the Committee shall provide to each Participant a written statement of the amount standing to his credit in his Account as of the end of that Plan Year.

ARTICLE V

CONTRIBUTIONS AND INTEREST

Section 5.1. Basic Contributions. For each Plan Year, there shall be credited to the Account of each Participant an amount that is reasonably calculated to equal the amount by which:

(a) the Participant’s employer-funded contributions under all Qualified Plans for the Plan Year determined without application of the limitations imposed by Code subsection 401(a)(17) or Code section 415, exceeds

(b) the amount of the Participant’s employer-funded contributions under all Qualified Plans for the Plan Year determined after application of the limitations imposed by Code subsection 401(a)(17) and Code section 415.

Section 5.2. Interest on Accounts. Amounts credited to a Participant’s Account during each Plan Year shall earn interest at a rate which is the lower of either (i) the interest rate paid on the Bank’s regular six-month certificate of deposit, plus 2%, or (ii) 120% of the applicable federal long-term rate in effect during the month in which the Committee determines the appropriate interest rate for the applicable Plan. The interest rate will be reset on the first business day of each month.

ARTICLE VI

BENEFITS

Section 6.1. Termination of Employment. If the Participant incurs a Termination of Employment, the Participant’s Account shall be distributed to the Participant (or, in the event of his death, to his Beneficiary) in monthly installments for 60 months within 90 days after termination of employment. However, a “specified employee” as that term is defined under Section 409A of the Internal Revenue Code and the regulations thereunder, may not receive any benefit payments within six months of separation from service unless the employee dies in the interim. The company has complete discretion as to how the six-month delay will be handled. The determination of “specified employees” shall take affect on the April 1st immediately following each calendar year determination period.

Section 6.2. Designation of Beneficiary. A Participant’s Beneficiary shall be the person or persons, including a trustee, designated by the Participant in writing pursuant to the practices of, or rules prescribed by, the Committee, as the recipient of any benefits payable under the Plan following the Participant’s death. To be effective, a Beneficiary designation must be filed with the Committee during the Participant’s life on a form prescribed by the Committee. If no person has been designated as the Participant’s Beneficiary or if no person designated as Beneficiary survives the Participant, the Participant’s estate shall be his Beneficiary.

ARTICLE VII

ADMINISTRATION

Section 7.1. Administrator. The Committee shall be the Administrator of the Plan. All decisions of the Committee shall be by a vote of a majority of its members and shall be final and binding.

Section 7.2. Powers and Duties of the Committee. Subject to the specific limitations stated in this Plan, the Committee shall have the following powers, duties, and responsibilities:

(a)To carry out the general administration of the Plan;

(b)To cause to be prepared all forms necessary or appropriate for the administration of the Plan;

(c)To keep appropriate books and records;

(d)To determine amounts to be distributed to Participants and Beneficiaries under the provisions of the Plan;

(e)To determine the appropriate interest rate credited under the Plan with respect to each Plan Year;

(f)To determine, consistent with the provisions of this instrument all questions of eligibility, rights, and status of Participants and Beneficiaries under the Plan;

(g)To issue, amend, and rescind rules relating to the administration of the Plan, to the extent those rules are consistent with the provisions of this instrument;

(h)To exercise all other powers and duties specifically conferred upon the Committee elsewhere in this instrument; and

(i)To interpret, with discretionary authority, the provisions of this Plan and to resolve, with discretionary authority, all disputed questions of Plan interpretation and benefit eligibility.

ARTICLE VIII

AMENDMENT AND TERMINATION

Section 8.1. Amendment. The Bank reserves the right to amend the Plan at any time by action of the Board of Directors, with written notice given to each Participant in the Plan. The Bank, however, may not make any amendment that reduces a Participant’s benefits accrued as of the date of the amendment unless the Participant consents in writing the amendment.

Section 8.2. Termination. The Bank reserves the right to terminate the Plan, by action of the Board of Directors, at any time, it deems appropriate. Upon termination of the Plan, no further contribution shall be made to the Plan. In no event will benefits be paid as a result of the termination of the plan unless permitted under Section 409A of the Internal Revenue Code and the regulations thereunder.

ARTICLE IX

MISCELLANEOUS

Section 9.1. Relationship. Notwithstanding any other provision of this Plan, the Plan and action taken pursuant to it shall not be deemed or construed to establish a trust or fiduciary relationship of any kind between or among the Bank, Participants, Beneficiaries or any other persons. The Plan is intended to be unfunded for purposes of the Code and the Employee Retirement Income Security Act of 1974, as amended. The rights of Participants and Beneficiaries to receive payment of benefits under the Plan is strictly a contractual right of payment, and this Plan does not grant, nor shall it be deemed to grant Participants, Beneficiaries, or any other person any interest or right to any of the funds, property, or assets of the Bank other than as an unsecured general creditor of the Bank.

Section 9.2. Other Benefits and Plans. Nothing in this Plan shall be deemed to prevent Participants from receiving, in addition to the benefits provided for under this Plan, any funds that may be distributable to them at any time under any other present or future retirement or incentive plan maintained by the Bank.

Section 9.3. Anticipation of Benefits. Neither Participants nor Beneficiaries shall have the power to transfer, assign, anticipate, pledge, alienate, or otherwise encumber in advance any of the payments that may become due under this Plan, and any attempt to do so shall be void. Any payments that may become due under this Plan shall not be subject to attachment, garnishment, execution, or be transferable by operation of law in the event of bankruptcy, insolvency, or otherwise.

Section 9.4. No Guarantee of Continued Employment. Nothing contained in this Plan or any action taken under the Plan shall be construed as a contract of employment or as giving any participant any right to be retained in employment with the Bank. The Bank specifically reserves the right to terminate any Participant’s employment at any time with or without cause, and with or without notice or assigning a reason, subject to the terms of any written employment agreement between the Participant and the Bank.

Section 9.5. Waiver of Breach. The Bank’s or the Committee’s waiver of any Plan provision shall not operate or be construed as a waiver of any subsequent breach by the Participant.

Section 9.6. Benefit. This Plan shall be binding upon and inure to the benefit of the Employer and its successors and assigns.

Section 9.7. Responsibility for Legal Affect. Neither the Committee nor the Bank makes any recommendations or warranties, express or implied, assumes any responsibility concerning the legal context, or other implications or affects of this Plan.

Section 9.8. Tax Withholding. The Bank shall withhold from any payment made under the Plan such amount or amounts as may be required by applicable federal, state, or local laws.

Peoples Bank, a State Savings Bank, has caused this Plan to be executed by its duly authorized officers as of the 28th day of May 2010.

PEOPLES BANK, A STATE SAVINGS BANK

By:

Office:

ATTEST:

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